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EXHIBIT 10.16

EMPLOYMENT AGREEMENT

        AGREEMENT made this 14th day of November, 2003, between Falcon Financial Investment Trust, a Maryland Real Estate Investment Trust (the "Trust"), and David A. Karp (the "Executive"), to be effective immediately before the closing of the Trust's initial public offering.

        The Executive is presently employed as the President and Chief Financial Officer of the Trust. The Board of Trustees of the Trust (the "Board") recognizes that the Executive's contribution to the growth and success of the Trust has been substantial. The Board desires to provide for the continued employment of the Executive and to make certain changes in the Executive's employment arrangements with the Trust which the Board has determined will reinforce and encourage the continued attention and dedication to the Trust of the Executive as a member of the Trust's management, in the best interest of the Trust and its shareholders. The Executive is willing to commit himself to continue to serve the Trust, on the terms and conditions herein provided.

        In order to effect the foregoing, the Trust and the Executive wish to enter into an employment agreement on the terms and conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

        1.    Employment.    The Trust hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve the Trust, on the terms and conditions set forth herein.

        2.    Term.    The employment of the Executive by the Trust as provided in Section 1 will commence on the date of the Trust's initial public offering and end on December 31, 2006 (the "Term"), unless further extended or sooner terminated as hereinafter provided. Commencing on January 1, 2004, and each January 1 thereafter, the Term of the Executive's employment shall automatically be extended for one additional year unless, not later than the October 31 immediately preceding such January 1, the Trust or the Executive shall have given written notice to the other that it does not wish to extend this Agreement.

        3.    Position and Duties.    The Executive shall serve as President and Chief Financial Officer and as a Trustee of the Trust and shall faithfully exercise such authority and perform such duties on behalf of the Company as are normally associated with his title and position as the Trust's Board of Trustees may determine from time to time or such other duties as the Board of Trustees of the Trust shall reasonably request, provided such other duties are consistent with the duties of a senior executive officer of a public company serving in a similar capacity. The Executive shall also serve without additional compensation in such other offices of the Trust or its subsidiaries to which Executive may be elected or appointed by the Board of Trustees with the consent of Executive. The Executive shall devote substantially all his working time, energy, skill and best efforts to the performance of his duties hereunder in a manner that will faithfully and diligently further the business and interests of the Trust; provided, that, nothing in this Agreement shall preclude Executive from serving as a director or trustee in any other firm that is not a competitor of the Trust and its subsidiaries or from pursuing personal investments, as long as such activities do not, in the reasonable judgment of the independent members of the Board of Trustees with regard to activities other than passive investments of less than five percent ownership, interfere with Executive's performance of his duties hereunder.

        4.    Place of Performance.    In connection with the Executive's employment by the Trust, the Executive shall be based at the principal executive offices of the Trust in Stamford, Connecticut, except for travel that is reasonably necessary for the Executive to carry out his duties hereunder.

        5.    Compensation and Related Matters.

          (a)    Base Salary and Annual Bonus.    During the period of the Executive's employment hereunder, the Trust shall pay to the Executive an annual base salary of $375,000 ("Base Salary"), such Base Salary to be paid in accordance with the Trust's standard payroll practices and subject to all applicable withholdings. The Base Salary may, subject to the approval of the Board of Trustees, be increased from time to time in accordance with normal business practices of the Trust and, if so increased, shall become the new Base Salary for the calendar year and shall not thereafter during the term of this Agreement be decreased. The Executive shall be eligible for an annual bonus ("Annual Bonus") of up to a maximum of 130% of his Base Salary (with the target bonus being 100% of Base Salary), based on his performance and the performance of the Trust as determined by the Compensation Committee of the Board.

          (b)    Restricted Stock.    The Executive shall initially be granted under an equity plan of the Trust 100,000 restricted common shares of the Trust (the "Restricted Shares"). The grant date shall be determined by the Board, but shall be no later than the effective time of the Trust's initial public offering of common shares (the "IPO"). The Restricted Shares shall vest (i.e., become free from forfeiture conditions) as to one-third (1/3) of the shares on the first anniversary of date of grant and as to an additional one-third (1/3) of the shares on each of the second and third anniversaries of the date of grant of the Restricted Shares. Vesting shall be contingent on the Executive's continued status as an employee of the Trust or an affiliate of the Trust and unvested Restricted Shares shall be forfeited upon the Executive's termination of employment, except as otherwise provided in this Agreement.

          (c)    Expenses.    During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable and customary out of pocket expenses incurred by the Executive in performing his duties hereunder, including all reasonable expenses of travel and reasonable living expenses while away from home on business or at the request of and in the service of the Trust, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Trust.

          (d)    Other Benefits.    Commencing as soon as reasonably practicable after the execution of this Agreement and thereafter during the remaining term of this Agreement, the Trust shall provide at its sole expense executive life insurance to the Executive with a death benefit of no less than four times the Executive's Base Salary, as well as long-term disability insurance providing for income replacement of no less than fifty percent of the Executive's. In addition, the Executive shall be entitled to participate in or receive benefits under any employee benefit plan, arrangement or perquisite made available by the Trust presently or in the future to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, arrangements and perquisites.

          (e)    Vacations.    The executive shall be entitled to five (5) weeks' vacation in each calendar year, or such greater amount of vacation as may be determined in accordance with the Trust's vacation policy as in effect from time to time. The Executive shall also be entitled to all paid holidays given by the Trust to its executives, and sick and personal days on an as needed basis.

          (f)    Services Furnished.    The Trust shall furnish the Executive with office space and such other facilities and services as shall be suitable to the Executive's position and adequate for the performance of his duties as set forth in Section 3 hereof.

        6.    Service as a Trustee.    During the Term, the Executive agrees to continue to serve without additional compensation as a trustee of the Trust or subsidiary of the Trust. The Executive shall be indemnified for serving in such capacity on a basis no less favorable than is currently provided by the Trust to any other trustee of the Trust or subsidiary of the Trust.

        7.    Termination.    Each party shall have the right to terminate Executive's employment hereunder before the Term expires to the extent, and subject to the provisions, set forth in this Section 7:

          (a)    Death.    The Executive's employment hereunder shall terminate upon his death.

          (b)    Disability.    If, in the written opinion of a qualified physician reasonably agreed to by the Trust and the Executive, the Executive shall become unable to perform his duties hereunder due to Disability, the Trust may terminate the Executive's employment hereunder. As used in this Agreement, the term "Disability" shall mean incapacity due to physical or mental illness which has, in the reasonable judgment of the Board, caused the Executive to be unable to perform his duties hereunder on a full-time basis for any period of 180 consecutive days and the return of the Executive to his duties hereunder for periods of 15 days or less shall not interrupt such 180 day period.

          (c)    Cause.    The Trust shall have the right to terminate Executive's employment at any time upon delivery of written notice of termination for Cause (as defined below) to Executive (which notice shall specify in reasonable detail the basis upon which such termination is made), such employment to terminate immediately upon delivery of such notice unless otherwise specified by the Board of Trustees of the Trust if a majority of the Board of Trustees (other than Executive) determines that Executive: (i) has misappropriated, stolen or embezzled funds or property from the Trust or an affiliate of the Trust or secured or attempted to secure personally any profit in connection with any transaction entered into on behalf of the Trust or any affiliate of the Trust, (ii) has been convicted of a felony or entered a plea of "nolo contendre" which in the reasonable opinion of the Board brings Executive into disrepute or is likely to cause material harm to the Trust's (or any affiliate of the Trust) business, customer or supplier relations, financial condition or prospects, (iii) has, notwithstanding not less than 30 days' prior written notice from the Board of Trustees, willfully and persistently failed to perform (other than by reason of illness or temporary disability, regardless of whether such temporary disability is or becomes total Disability, or by reason of vacation or approved leave of absence) his material duties hereunder, or (iv) has willfully violated or breached any provision of this Agreement, any material law or regulation or any written policy or code of business conduct or ethics of the Trust to the material detriment of the Trust or any affiliate of the Trust or its business. For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that his action or omission was in the best interests of the Trust. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Trust shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Trust. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the membership of the Board (the Executive shall not be counted for the purpose of determining a majority of the membership of the Board if he is a Trustee at the time of such vote) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive was guilty of the conduct set forth in clause (i), (ii), (iii) or (iv) hereof, and specifying the particulars thereof in detail.

          (d)    Without Cause.    The Trust may at any time terminate the Executive's employment hereunder without Cause.

          (e)    Termination by the Executive.

    (i)
    The Executive may terminate his employment hereunder (A) for Good Reason, or (B) without Good Reason at any time after the date hereof by giving thirty (30) days prior notice of his intention to terminate.

    (ii)
    For purposes of this Agreement, "Good Reason" shall mean (A) a failure by the Trust to comply with any material provision of this Agreement which has not been cured within thirty (30) days after notice of such noncompliance has been given by the Executive to the Trust, (B) the assignment to the Executive of any duties materially inconsistent with the Executive's position with the Trust or a substantial adverse alteration in the nature of the Executive's responsibilities without the consent of the Executive, (C) without the consent of the Executive, failure to reelect Executive as Trustee or removal of the Executive from his position as a Trustee by the Board, other than for Cause; (D) without the consent of the Executive, a material reduction in employee benefits other than a reduction generally applicable to all eligible employees of the Trust, (E) without the consent of the Executive, relocation of the Trust's principal place of business outside a twenty-five (25) mile radius of the Trust's headquarters in Stamford, Connecticut; or (F) any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (e) hereof (and for purposes of this Agreement no such purported termination shall be effective).

  (f)
  Any termination of the Executive's employment by the Trust or by the Executive (other than termination pursuant to subsection (a) or (b) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 14. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

  (g)
  "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated pursuant to subsection (b) above, the date as of which the physician's written opinion is received by the Trust, (iii) if the Executive's employment is terminated pursuant to subsection (c) above, the date specified in the Notice of Termination, and (iv) if the Executive's employment is terminated for any other reason, the date thirty (30) days following the date on which a Notice of Termination is given.

        8.    Compensation Upon Termination, Death or During Disability.

          (a)    Disability.    During any period that the Executive fails to perform his duties hereunder as a result of his incapacity due to a physical or mental illness ("disability period"), the Executive shall continue to receive his full Base Salary at the rate then in effect for such period (and shall not be eligible for payments under the disability plans, programs and policies maintained by the Trust or in connection with employment by the Trust ("Disability Plans")) until his employment is terminated pursuant to Section 7(b) hereof, and upon such termination, the Executive shall, within ten (10) days of such termination, be entitled to all amounts to which the Executive is entitled pursuant to short-term Disability Plans. The Executive's rights under any long-term Disability Plan shall be determined in accordance with the provisions of such plan. In addition, upon the Executive's termination in accordance with Section 7(b) hereof, all share options, restricted share awards and any other equity awards granted by the Trust to the Executive shall become fully vested and exercisable as of the Date of Termination and the Executive shall be paid a pro-rata portion of his Annual Bonus at the target level based on the number of days he was employed in the year in which the Date of Termination occurs.

          (b)    Death.    If the Executive's employment is terminated by his death, the Trust shall within ten (10) days following the date of the Executive's death, pay any amounts due to the Executive under Section 5 through the date of his death, an amount equal to the Executive's annual Base Salary for the year in which the termination took place, and an amount equal to the Executive's target Annual Bonus for the year in which the termination took place, together with any other amounts to which the Executive is entitled pursuant to death benefit plans, programs and policies. In addition, all share options, restricted share awards and any other equity awards granted by the Trust to the Executive shall become fully vested and exercisable as of the Date of Termination.

          (c)    Cause or other than Good Reason.    If the Executive's employment shall be terminated by the Trust for Cause or by the Executive for other than Good Reason, the Trust shall pay the Executive his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and reimburse the Executive for all reasonable and customary expenses incurred by the Executive in performing services hereunder prior to the Date of Termination in accordance with Section 5(c), and the Trust shall have no further obligations to the Executive under this Agreement.

  (d)
  Termination by the Trust without Cause (other than for death or Disability) or Termination by the Executive for Good Reason.    If the Trust shall terminate the Executive's employment other than for death, Disability pursuant to Section 7(b) or Cause, or the Executive shall terminate his employment for Good Reason, then:

  (i)
  the Trust shall pay the Executive any earned and accrued but unpaid installment of Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and all other unpaid and pro rata amounts to which the Executive is entitled as of the Date of Termination under any compensation plan or program of the Trust, including without limitation, a pro-rata portion of the Annual Bonus at target level and all accrued vacation time; such payments to be made in a lump sum on or before the fifth day following the Date of Termination;

  (ii)
  in lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Trust shall pay as liquidated damages to the Executive an amount equal to the product of (A) the sum of (1) the Executive's Base Salary in effect as of the Date of Termination and (2) the greater of the Executive's highest Annual Bonus earned in the last three fiscal years or the Executive's target Annual Bonus for the current year, and (B) three; such payment to be made in a lump sum on or before the fifth day following the Date of Termination. In addition, all share options, restricted share awards and any other equity awards granted by the Trust to the Executive shall become fully vested and exercisable as of the Date of Termination;

  (e)
  In the case of a termination of the Executive's employment by the Trust without Cause or for Disability, or by the Executive for Good Reason, the Trust shall pay the full cost for the Executive to participate in the health insurance plan in which the Executive was enrolled immediately prior to the Date of Termination for a period of eighteen (18) months, provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive's participation in any such plan or program is barred, the Trust shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plan from which his continued participation is barred.

  (f)
  Any payment by the Trust required hereunder following termination of the Executive's employment for any reason, other than pursuant to Section 7(b), shall be conditioned on and shall not be payable until receipt of a written release in form and substance reasonably acceptable to the Trust of any and all past and present claims that the Executive may have against the Trust or any of its affiliates and any of their respective officers, directors, members, managers or trustees arising out of his employment relationship with the Trust or any of its affiliates.

        9.    Nondisclosure.    The Executive shall hold in a fiduciary capacity for the benefit of the Trust all Confidential Information relating to the Trust or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Trust or any of its affiliated companies. For the purposes of this Agreement, "Confidential Information" means any data or information with respect to the business conducted by the Trust or its affiliates, that is material to the Trust's business operations and is not generally known by the public, including business and trade secrets. To the extent consistent with the foregoing definition, Confidential Information includes without limitation: (a) reports, pricing, underwriting and pricing procedures, and financing methods of the Company, together with any specific and proprietary techniques utilized by the Company in designing, developing, and marketing its loan products or in performing services for customers and accounts of the Company; (b) the business plans and financial statements, reports, data and projections of the Company; (c) identities and addresses of consultants, borrowers or customers or any other confidential information relating to or dealing with the business operations or activities of the Trust and its affiliates; and (e) information concerning trade secrets of the Trust and its affiliates. After termination of the Executive's employment with the Trust, the Executive shall not, without the prior written consent of the Trust or as may otherwise be required by law or legal process, communicate or divulge any such Confidential Information to anyone other than the Trust and those designated by it. The agreement made in this Section 9 shall be in addition to, and not in limitation or derogation of, any obligations otherwise imposed by law or by separate agreement upon the Executive in respect of Confidential Information of the Trust.

        10.    Non-Competition and Non-Solicitation.    During the Executive's employment with the Trust and for a period of eighteen (18) months following the Executive's Date of Termination, the Executive shall not, without the prior written consent of the Trust, for himself or on behalf of or in conjunction with any other person, persons, company, firm, partnership, corporation, business, group or other entity (each, a "Person"), work within a 100 mile radius of any location where the Trust is doing business or has plans for commencing business at of the Date of Termination, in the principal line of business engaged in, or planned to be engaged in, by the Trust at the Date of Termination. The Executive's passive ownership of less than five percent (5%) of the securities of a company shall not be treated as an action in competition with the Trust.

  (a)
  During the term of Executive's employment by the Trust, and for the eighteen (18) months following the Date of Termination, the Executive shall not, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other Person:

  (i)
  solicit and/or hire any Person who is on the Date of Termination, or has been within twelve (12) months prior to the Date of Termination, an officer or manager level employee of the Trust or its affiliates, for the purpose or with the intent of enticing such Person away from or out of the employ of the Trust or its affiliates;

  (ii)
  in order to protect the Confidential Information and proprietary rights of Trust, solicit, induce or attempt to induce any Person who is, at the Date of Termination, or has been within twelve (12) months prior to the Date of Termination, an actual customer, borrower, client, business partner, or a prospective customer, borrower, client, business partner (i.e., a customer, borrower, client or business partner who is party to a written proposal or letter of intent with Trust, in each case written less than six (6) months prior to the Date of Termination) of the Trust, for the purpose or with the intent of (A) inducing or attempting to induce such Person to cease doing business with Trust or its affiliates, (B) enticing or attempting to entice such Person to do business with Executive or any affiliate of Executive, or (C) in any way interfering with the relationship between such Person and Trust or its affiliates; or

  (iii)
  solicit, induce or attempt to induce any Person who is or that is, at the time of the Date of Termination, or has been within twelve (12) prior to the Date of Termination, a supplier, licensee or consultant of, or provider of goods or services to Trust or its affiliates, for the purpose or with the intent of (A) inducing or attempting to induce such Person to cease doing business with Trust or its affiliates or (B) in any way interfering with the relationship between such Person and Trust or its affiliates.

  (b)
  Because of the difficulty of measuring economic losses to Trust as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to Trust for which it would have no other adequate remedy, Executive agrees that the foregoing covenants in this Section 10, in addition to and not in limitation of any other rights, remedies or damages available to Trust at law, in equity or under this Agreement, may be enforced by Trust in the event of the breach or threatened breach by Executive, by injunctions and/or restraining orders.

  (c)
  It is agreed by the parties that the covenants contained in this Section 10 impose a fair and reasonable restraint on Executive in light of the activities and business of Trust on the date of the execution of this Agreement and the current plans of Trust; but it is also the intent of Trust and Executive that such covenants be construed and enforced in accordance with the changing activities, business and locations of Trust and its affiliates throughout the term of these covenants.

  (d)
  It is further agreed by the parties hereto that, in the event that Executive shall cease to be employed hereunder, and enters into a business or pursues other activities within twelve months from such Date of Termination that, at such time, are not in competition with the Trust or its affiliates or with any business or activity which the Trust or its affiliates contemplated pursuing, as of the Date of Termination, or similar activities or business in locations the operation of which, under such circumstances, does not violate this Section 10 or any of Executive's obligations under this Section 10, Executive shall not be chargeable with a violation of this Section 10 if the Trust or its affiliates subsequently enter the same (or a similar) competitive business, course of activities or location, as applicable (except as to business or activities actively contemplated by the Trust at the Date of Termination).

  (e)
  The covenants in this Section 10 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth herein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that such court deems reasonable, and the Agreement shall thereby be reformed to reflect the same.

  (f)
  All of the covenants in this Section 10 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against Trust whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by Trust of such covenants. It is specifically agreed that the duration of the period during which the agreements and covenants of Executive made in this Section 10 shall be effective shall be computed by excluding from such computation any time during which Executive is in violation of any provision of this Section 10.

  (g)
  Notwithstanding any of the foregoing, if any applicable law, judicial ruling or order shall reduce the time period during which Executive shall be prohibited from engaging in any competitive activity described in Section 10 hereof, the period of time for which Executive shall be prohibited pursuant to Section 10 hereof shall be the maximum time permitted by law.

        11.    Successors; Binding Agreement.    The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive's death, the personal representative or legatees or distributees of the Executive's estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Trust hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or stock of the Trust or similar transaction involving the Trust or a successor corporation.

        12.    Additional Payments by the Trust.

  (a)
  If it is determined (as hereafter provided) that any payment or distribution by the Trust to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any option, share appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then Executive will be entitled to receive an additional payment or payments (a "Gross-Up Payment") in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

  (b)
  All determinations required to be made under this Section 12, including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, will be made by the Trust's then current outside auditors; provided that if that firm is unwilling or unable to provide such services, the Accounting Firm may be selected by the Trust. The Trust will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Trust and Executive within 30 calendar days after the date of the change in control or the date of Executive's termination of employment, if applicable, and any other such time or times as may be requested by the Trust or Executive. If the Accounting Firm determines that any Excise Tax is payable by Executive, the Trust will pay the required Gross-Up Payment to Executive no later than five calendar days prior to the due date for Executive's income tax return on which the Excise Tax is included. If the Accounting Firm determines that no Excise Tax is payable by Executive, it will, at the same time as it makes such determination, furnish Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal, state, local income or other tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon the Trust and Executive. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Trust should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Trust exhausts or fails to pursue its remedies pursuant to Section 12(f) hereof and Executive thereafter is required to make a payment of any Excise Tax, Executive shall so notify the Trust, which will direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Trust and Executive as promptly as possible. Any such Underpayment will be promptly paid by the Trust to, or for the benefit of, Executive within five business days after receipt of such determination and calculations.

  (c)
  The Trust and Executive will each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Trust or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 12(b) hereof.

  (d)
  The federal, state and local income or other tax returns filed by Executive will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by Executive. To the extent the Excise Tax has not been previously withheld from amounts paid to the Executive, Executive will make proper payment of the amount of any Excise Tax, and at the request of the Trust, provide to the Trust true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Trust, evidencing such payment. If prior to the filing of Executive's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, Executive will within five business days pay to the Trust the amount of such reduction.

  (e)
  The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Sections 12(b) and 12(d) hereof will be borne by the Trust. If such fees and expenses are initially advanced by Executive, the Trust will reimburse Executive the full amount of such fees and expenses within five business days after receipt from Executive of a statement therefore and reasonable evidence of his payment thereof.

  (f)
  Executive will notify the Trust in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Trust of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than ten (10) business days after Executive actually receives notice of such claim and Executive will further apprise the Trust of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by Executive). Executive will not pay such claim prior to the earlier of (x) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Trust and (y) the date that any payment of amount with respect to such claim is due. If the Trust notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive will:

  (i)
  provide the Trust with any written records or documents in his possession relating to such claim reasonably requested by the Trust;

  (ii)
  take such action in connection with contesting such claim as the Trust will reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Trust;

  (iii)
  cooperate with the Trust in good faith in order effectively to contest such claim; and

  (iv)
  permit the Trust to participate in any proceedings relating to such claim; provided, however, that the Trust will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 12(f), the Trust will control all proceedings taken in connection with the contest of any claim contemplated by this Section 12(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided that Executive may participate therein at his own cost and expense) and may, at its option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Trust will determine; provided, however, that if the Trust directs Executive to pay the tax claimed and sue for a refund, the Trust will advance the amount of such payment to Executive on an interest-free basis and will indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Trust's control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

  (g)
  If, after the receipt by Executive of an amount advanced by the Trust pursuant to Section 12(f) hereof, Executive receives any refund with respect to such claim, Executive will (subject to the Trust's complying with the requirements of Section 12(f)) hereof) promptly pay to the Trust the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Trust pursuant to Section 12(f) hereof, a determination is made that Executive will not be entitled to any refund with respect to such claim and the Trust does not notify Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid pursuant to this Section 12. If, after the receipt by Executive of a Gross-Up Payment but before the payment by Executive of the Excise Tax, it is determined by the Accounting Firm that the Excise Tax payable by Executive is less than the amount originally computed by the Accounting Firm and consequently that the amount of the Gross-Up Payment is larger than that required by this Section 12, Executive shall promptly refund to the Trust the amount by which the Gross-Up Payment initially made to Executive exceeds the Gross-Up Payment required under this Section 12.

        13.    Continued Performance.    Provisions of this Agreement shall survive any termination of this Agreement if so provided herein or if necessary or desirable fully to accomplish the purposes of such provisions, including, without limitation, the obligations of the Executive under the terms and conditions of Sections 9 and 10. Any obligation of the Trust to make payments to or on behalf of the Executive under Section 8 is expressly conditioned upon the Executive's continued performance of the Executive's obligations under Sections 9 and 10 for the time periods stated in Sections 9 and 10. The Executive recognizes that, except to the extent, if any, provided in Section 8, the Executive will earn no compensation from the Trust after the Date of Termination.

        14.    Notice.    For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

        If to the Executive:

    David A. Karp
    29 Wesskum Wood Road
    Riverside, CT 06878

        If to the Trust:

    Falcon Financial Investment Trust
    15 Commerce Road
    Stamford, CT 06902
    Tel: (203) 967-0000
    Fax: (203) 967-1717

          Attn: Compensation Committee

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        15.    Miscellaneous.    No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Trust as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut without regard to its conflicts of law principles.

        16.    Validity.    The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        17.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall deemed to be in an original but all of which together will constitute one and the same instrument.

        18.    Disputes.    Any dispute or controversy arising under or in connection with this Agreement shall, at the Executive's sole discretion, be settled exclusively by such judicial remedies as the Executive may seek to pursue or by arbitration conducted before a panel of three arbitrators in Stamford, Connecticut in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Trust shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Sections 9 or 10 of this Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Trust's posting any bond, and provided further that the Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. The expense of such arbitration shall be borne by the Trust.

        19.    Indemnification.    The Trust shall indemnify and hold Executive harmless to the maximum extent permitted by the laws of the State of Maryland (and the law of any other appropriate jurisdiction after an a reincorporation) against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by Executive, in connection with the defense of, or as a result of any action or proceeding (or any appeal from any action or proceeding) in which Executive is made or is threatened to be made a party by reason of the fact that he is or was an officer or trustee of the Trust, regardless of whether such action or proceeding is one brought by or in the right of the Trust to procure a judgment in its favor (or other than by or in the right of the Trust). Notwithstanding the foregoing, the Executive shall not be entitled to be indemnified to the extent he has acted in bad faith or in manner that constitutes gross negligence or willful or intentional misconduct.

        20.    Entire Agreement.    This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

FALCON FINANCIAL INVESTMENT TRUST
Attest:
By:	/s/ CAROLINA GUERRENO	By:	/s/ VERNON B. SCHWARTZ Name: Vernon B. Schwartz Title: Chief Executive Officer
David A. Karp
Attest:
By:	/s/ CAROLINA GUERRENO	By:	/s/ DAVID A. KARP

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  EXHIBIT 10.16
EMPLOYMENT AGREEMENT